EXHIBIT 10.2

ADDENDUM TO COMMON STOCK PURCHASE AGREEMENT

Dated August 4, 2022

WHEREFORE, on or about August 4, 2022, Astra Energy Inc. and Albert Mardikian entered into a Common Stock Purchase Agreement whereby Astra Energy Inc. purchased all of Albert Mardikian’s shares (66,230,268) and all interest in Regreen Technologies Inc. in exchange for 10,000,000 Common Shares of Astra Energy Inc. and $250,000.00 in cash pursuant to milestones delineated in Exhibit A of the Common Stock Purchase Agreement dated August 4, 2022.

WHEREFORE, Section 1(l) of the Agreement indicates that “Buyer assumes agrees to pay Seller $3,000,000.00 for the sale of a 15 TPH machine once revenues from the sale have been received. All relevant patents and this technology have been transferred by Seller to the Company and shall remain the property of the Company”.

It is acknowledged and agreed by Astra Energy Inc. and Albert Mardikian that Buyer shall pay Seller $3,000,000.00 from the proceeds of the sale of a 15 TPH machine if the sale price of the machine is greater than $12,500,000.00. In the event the sale price of the machine is less than $12,500,000, than Seller shall receive 8% of the total purchase price of the 15 TPH machine sold, and any additional 15 TPH machines sold, until Seller has received a total of $3,000,000.00.

/s/ Albert Mardikian
Albert Mardikian, Seller date: 08/05/22

/s/ Kermit Harris
Kermit Harris, President, Astra Energy Inc. date: 08/05/22